Exhibit 5
FIRST AMENDMENT
TO THE LETTER AGREEMENT
     FIRST AMENDMENT dated as of October 27, 2006 (the “Amendment”), by and among Owens Corning (Reorganized) Inc., a Delaware corporation (“New Owens Corning”), Owens Corning, a Delaware corporation (as debtor-in-possession, and as a reorganized debtor, “OCD”), and Bear Stearns International Limited (“BSIL”). Each capitalized term used but not defined in this Amendment shall have the meaning given to it in the Confirmation (as defined below).
RECITALS
     WHEREAS, OCD and BSIL have heretofore executed and delivered a Letter Agreement, dated as of July 7, 2006 (the “Confirmation”), between OCD and BSIL, pursuant to which BSIL and OCD agreed to certain share option transactions as described therein, subject to the terms, conditions and limitations set forth in the Confirmation;
     WHEREAS, on July 10, 2006, OCD and certain of its subsidiaries filed a proposed Sixth Amended Joint Plan of Reorganization (as Modified) with the United States Bankruptcy Court for the District of Delaware;
     WHEREAS, as contemplated by the Plan of Reorganization, OCD intends to effect a restructuring plan which would organize OCD and its subsidiaries along OCD’s major business lines in connection with which New Owens Corning was created to serve as the parent corporation and holding company for OCD and its subsidiaries;
     WHEREAS, pursuant to Section 7(h) of the Confirmation, the parties to the Confirmation agreed to make appropriate modifications to the Confirmation to reflect that the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the FCR and C&D.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein and in the Confirmation, and other good and valuable consideration, the parties hereto hereby agree as follows:
ARTICLE I
AMENDMENTS
          1.1 Amendment to Introductory Paragraphs.
               1.1.1 The first paragraph of the Confirmation is hereby amended by replacing the first and second sentences of the first paragraph of the Confirmation with the following:

     The purpose of this letter agreement (as amended, this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation to be renamed Owens Corning Sales, Inc. on the Effective Date (as defined in the Plan of Reorganization) (as a debtor-in-possession and a reorganized debtor, as applicable (“OCD”)), subject to the approval of the Bankruptcy Court (as defined below), and Bear Stearns International Limited (“BSIL”) on the Trade Date specified below (the “Transaction”); pursuant to the First Amendment to the Letter Agreement, dated as of October 27, 2006, among New Owens Corning (as defined below), OCD and BSIL, New Owens Corning became a party to this Confirmation. BSIL, OCD and New Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), OCD’s and New Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by OCD or New Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, OCD and New Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entities liable or responsible for breaches thereof.
               1.1.2 The following paragraph shall be added as the new second paragraph of the Confirmation:
     Each reference in this Confirmation or the Agreement to “Owens Corning” shall mean (i) prior to the Effective Date, OCD and (ii) on and after the Effective Date, Owens Corning (Reorganized) Inc., a Delaware corporation to be renamed Owens Corning on the Effective Date (“New Owens Corning”), except that the first three references in the last sentence of the introductory paragraph of the Confirmation shall at all times refer to OCD.
               1.1.3 The second paragraph of paragraph 7(f) of the Confirmation is hereby amended and restated by replacing it in its entirety with the following:
     Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by OCD or New Owens Corning or the failure of OCD or New Owens Corning to make any delivery required hereby shall not give rise to a right of BSIL to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.
ARTICLE II
ADDITIONAL TERMS
          2.1 Delivery of Documents. New Owens Corning and OCD shall, on or prior to the Effective Date (as defined in the Plan of Reorganization), deliver to BSIL an opinion or opinions of counsel to the effect of the matters set forth in Exhibit B to the Confirmation with respect to this Amendment and each of New Owens Corning and OCD, provided that such opinions may be subject to customary exceptions reasonably acceptable to BSIL.

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          2.2 Representations and Warranties. New Owens Corning and OCD hereby represent and warrant to BSIL as of the date hereof each of the Representations contained in the Agreement with respect to this Amendment and the Confirmation, as amended by this Amendment.
ARTICLE III
MISCELLANEOUS
          3.1 Effect of Amendment. Upon the execution and delivery of this Amendment by the parties hereto and subject to the prior written consent (such consent not to be unreasonably withheld) of the FCR and C&D evidenced by their signatures below, the Amendment shall be effective; provided, that the amendments to the Confirmation set forth in Article I of this Amendment shall not become operative until the Operative Time (as defined below). At the Operative Time, the Confirmation shall be amended in accordance herewith, and this Amendment shall form a part of the Confirmation for all purposes and New Owens Corning shall become a party to the Confirmation as of the Operative Time as if originally named therein as a party thereto, except that, in the case of conflict, this Amendment shall control. The Confirmation, as modified and amended by this Amendment, is hereby ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect in accordance with its terms. In no event shall this Amendment affect any rights or obligations of the parties to the Confirmation arising prior to the Operative Time. The “Operative Time” shall occur simultaneously with OCD’s emergence from proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. on the Effective Date (as defined in the Plan of Reorganization).
          3.2 Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AMENDMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE DISTRICT COURTS OF THE UNITED STATES SITTING IN THE STATE OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.
          3.3 Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
          3.4 Consent Required for Amendments Prior to Assignment Effective Date. This Amendment shall be subject to the provisions of Section 7(i) of the Confirmation as if fully set forth herein.
          3.5 Third Party Beneficiaries. This Amendment shall be subject to the provisions of Section 7(j) of the Confirmation as if fully set forth herein.

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          3.6 Headings. The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first written above.

OWENS CORNING
By:	/s/ Stephen K. Krull
	Name:	Stephen K. Krull
	Title:	Sr. Vice President, General Counsel & Secretary

OWENS CORNING (REORGANIZED) INC.
By:	/s/ Stephen K. Krull
	Name:	Stephen K. Krull
	Title:	Sr. Vice President, General Counsel & Secretary

BEAR STEARNS INTERNATIONAL LIMITED
By:	/s/ Bruce W. Jaeger
	Name:	Bruce W. Jaeger
	Title:	Senior Managing Director

Accepted, acknowledged, agreed and consented to for purposes of the Guaranty, dated July 7, 2006.

THE BEAR STEARNS COMPANIES, INC.

By:	/s/ Jeffrey Lipman

Name: Jeffrey Lipman
Title: Senior Managing Director

IN WITNESS WHEREOF, each of FCR and C&D consent to this Amendment as of the date first written above.

FUTURE CLAIMANTS’ REPRESENTATIVE
By:	/s/ James J. McMonagle
	Name:	James J. McMonagle
	Title:	FCR

CAPLIN & DRYSDALE, CHARTERED
By:	/s/ Elihu Inselbuch
	Name:	Elihu Inselbuch
	Title:	Member

EXECUTION COPY
July 7, 2006
Bear Stearns International Limited
One Canada Square
London
E14 5AD
United Kingdom
Owens Corning
One Owens Corning Parkway
Toledo OH 43659

Attn:	Michael Thaman Stephen Krull
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and Bear Stearns International Limited (“BSIL”) on the Trade Date specified below (the “Transaction”). BSIL and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of BSIL hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.
     This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.
     In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.
1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and BSIL as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if BSIL and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement, (ii) the identification of The Bear Stearns Companies Inc. as a Credit Support Provider with respect to BSIL, (iii) the identification of the Guarantee of The Bear Stearns Companies Inc. attached as Exhibit A hereto as a Credit Support Document with respect to BSIL and (iv) the other modifications described below.

2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	BSIL

Buyer:	Counterparty

Number of Options:	9,735,254; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	BSIL

Number of Options:	9,735,254; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	500,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	50,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

BSIL’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Partrick Dempsey Bear, Stearns International Limited One Canada Square London E14 5AD United Kingdom 1-212-272-4805 (ph) 1-212-272-4022 (fax)

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	With respect to Owens Corning,

Michael Thaman
Stephen Krull
Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
(419) 248-8000 (ph)
(419) 248-8445 (fax)
mike.thaman@owenscorning.com
stephen.k.krull@owenscorning.com

With respect to the Trust, the Telephone Number and/or Facsimile Number and Contact Details shall be provided by the Trust to BSIL in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor BSIL shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:	Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor BSIL shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide BSIL with prompt notice of such consideration (which covenant shall remain a covenant of Owens Corning even after assignment of this Transaction to the Trust) for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to BSIL and the Trust; “Threshold Amount” shall mean (i) in respect of BSIL and its Credit Support Provider, an amount equal to three percent of the shareholders’ equity of The Bear Stearns Companies Inc., determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement.

Credit Event Upon Merger:	Applicable to BSIL; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	BSIL

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. CONDITIONS PRECEDENT
     Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:
(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to BSIL by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit C hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL (collectively, the “Document Delivery Condition”);
If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.
4. DIVIDEND ADJUSTMENTS
     If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.
     For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by BSIL.

5. PARTIAL OR WHOLE SETTLEMENT DELAYS
     Notwithstanding any other provisions hereof, BSIL shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, BSIL would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) BSIL would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to BSIL hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, BSIL gives notice to the Trust that after such delivery (i) BSIL would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. BSIL shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of BSIL, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. BSIL and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if BSIL determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.
6. TRANSFER OR ASSIGNMENT
     Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of BSIL, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, BSIL may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any of BSIL’s affiliates provided that the obligations of such affiliate hereunder and under the Agreement are wholly and unconditionally guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A or higher by S&P or (b) A1 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), BSIL may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of the Counterparty, and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BSIL to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BSIL may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform BSIL’s obligations in respect of this Transaction and any such designee may assume such obligations. BSIL shall be discharged of its obligations to Counterparty solely to the extent of any such performance.
     For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7. ADDITIONAL TERMS
     (a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.
     (b) Calculation Agent: BSIL
     (c) Delivery of Documents:
     Counterparty agrees that:
(i)	Counterparty shall deliver to BSIL, promptly following a request by BSIL or an affiliate of BSIL, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to BSIL;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to BSIL an opinion or opinions of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL;

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to BSIL an opinion of counsel to the effect of the matters set forth in Exhibit C hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify BSIL of any change in the identity of any of the trustees of the Trust and shall deliver to BSIL any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.
     (d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to BSIL on, and agrees with BSIL from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a) and (b), (ii), (iv)(a), (v), (vi), (viii), (ix) and (x) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(a) and (b) and (ii) below. The Trust hereby represents and warrants to BSIL on, and agrees with BSIL from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(c), (iii), (iv)(b), (v), (vi), (vii), (viii), (ix) and (x) below.
     (i) Material Nonpublic Information
     (a) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.
     (b) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by BSIL, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.
     (c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

     (ii) Corporate Policy
          This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.
     (iii) Reporting Obligations
          The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide BSIL with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).
     (iv) Legal Counsel
     (a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.
     (b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.
     (v) Eligible Contract Participant
          Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:
     (A) it has total assets in excess of $10,000,000;
     (B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or
     (C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.
     (vi) Investment Company
          Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.
     (vii) Trust Instrument
     The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to BSIL is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

     (viii) Representations in Agreement
          For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.
          For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.
          Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.
     (ix) Custodial Trust Company as Agent
          Counterparty acknowledges that Custodial Trust Company (“Intermediary”) has acted as agent for Counterparty solely for the purposes of arranging this Transaction with Bear Stearns. This Confirmation is being provided by Intermediary in such capacity. Upon your written request, Intermediary will furnish you with the time at which this Transaction was entered into.
     (x) Waiver of Jury Trial
          Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.
     (e) Tax Representations.
     (i) Payer Representations
          For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 5(a)(i), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by another party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement of another party contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of another party contained in Section 4(d) of the Agreement.
     (ii) Payee Representations
          For the purpose of Section 3(f) of the Agreement, BSIL makes the representations specified below:
     (a) BSIL is a corporation created or organized under the laws of England and Wales.

     (b) Each payment received or to be received by BSIL in connection with the Agreement will not be treated as effectively connected with the conduct of a trade or business in the United States of America by BSIL.
     (c) BSIL is (A) a “non-U.S. branch of a foreign person” as that term is used in U.S. Treasury Regulation Section 1.1441-4(a)(3)(ii) (or any applicable successor provision) and (B) a “foreign person” as that term is used in U.S. Treasury Regulation Section 1.6041-4(a)(4) (or any applicable successor provision).
     (d) BSIL is treated as a corporation for U.S. federal tax purposes.
     (e) BSIL is a resident of the United Kingdom within the meaning of the Specified Treaty, BSIL is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with the Agreement and no such payment will be treated as attributable to a trade or business carried on by it through a permanent establishment in the United States of America. “Specified Treaty” means the income tax convention between the United States of America and United Kingdom. BSIL is not a bank that has entered into the Agreement in the ordinary course of its trade or business of making loans, as described in Section 881(c)(3)(A) (or any applicable successor provision) of the U.S. Internal Revenue Code of 1986, as amended.
     (f) BSIL shall deliver, at each time of settlement of the Put or Call and at any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form WBEN, and any successor form.
     (f) Owens Corning Defaults. In addition to any remedies afforded BSIL in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless BSIL and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).
     Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of BSIL to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.
     Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.
     (g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any applicable state or foreign securities laws. BSIL represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the

Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.
     (h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and BSIL shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.
     (hh) Additional Representation of BSIL. BSIL hereby represents to Counterparty that it is (i) neither a U.S. Broker (as defined in 3(a)(4) of the Exchange Act) nor a U.S. Dealer (as defined in 3(a)(5) of the Exchange Act), (ii) not registered under Section 15 of the Exchange Act and (iii) not a member of the National Association of Securities Dealers, Inc.
     (i) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (h) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.
     (j) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.
Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

BEAR STEARNS INTERNATIONAL LIMITED

By:	/s/ Bruce W. Jaeger

Name: Bruce W. Jaeger
Title: Senior Managing Director
Confirmed as of the date first above written:

OWENS CORNING

By:	/s/ Michael Thaman

Name:
Title:

Confirmed as of the Assignment Effective Date:

ASBESTOS PERSONAL INJURY TRUST

By:	/s/ Dean M. Trafelet

Name: Dean M. Trafelet
Title: Managing Trustee

Exhibit A
FORM OF GUARANTY
          GUARANTY, dated as of July 7, 2006 by THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the “Guarantor”), in favor of each Counterparty under the Transaction referred to below (collectively, the “Beneficiary”).
1.	Guaranty
(a)	Owens Corning, a Delaware corporation will initially be entering into the Transaction referred to below and will be succeeded, except to the extent otherwise provided in the Confirmation related to the Transaction, by the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization) and each such entity shall, for purposes of this Guaranty only, be the “Counterparty” under that Transaction (and thus the Beneficiary of this Guaranty, with all rights and privileges to enforce the same). To induce the Beneficiary to enter into a Transaction with Bear, Stearns International Limited (“BSE”) evidenced by the Confirmation dated the date hereof and the ISDA Master Agreement incorporated therein by reference each between Owens Corning and BSE (with Owens Corning to be succeeded by the Asbestos Personal Injury Trust, except to the extent otherwise provided in the Confirmation related to the Transaction) (“Master Agreement” and together with such Confirmation and any other Confirmation forming a part of that ISDA Master Agreement, the “Agreement”; terms capitalized but not otherwise defined herein being used herein as therein defined), the Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns, the prompt and complete payment and performance by BSE, on demand, of any amount due and payable to the Beneficiary from time to time under the Agreement, subject to any applicable grace period thereunder (the “Obligations”).

(b)	The Guarantor hereby waives acceptance (or notice of acceptance) of this Guaranty, diligence, promptness, presentment, demand on BSE for payment or performance, protest of nonpayment and all notices of any kind. In addition, the Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefor. The Beneficiary shall not be obligated to proceed against BSE before claiming under this Guaranty nor to file any claim relating to the Obligations in the event that BSE becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary so to file shall not affect the Guarantor’s obligations hereunder. The Guarantor agrees that its obligations under this Guaranty constitute a guaranty of payment and not of collection.
2.	Consents, Waivers and Renewals

The Guarantor agrees that the Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with BSE or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Beneficiary and BSE or any such other party or person, without in any way impairing or affecting this Guaranty. The Guarantor agrees that the Beneficiary may resort to the Guarantor for payment or performance of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

3.	Expenses

The Guarantor agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of Beneficiary’s counsel) incurred in the enforcement or protection of the rights of the Beneficiary hereunder; provided that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

4.	Subrogation

The Guarantor will not exercise any rights which it may acquire by way of subrogation until all Obligations to the Beneficiary shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all the Obligations in full, the Guarantor shall be subrogated to the rights of the Beneficiary against BSE and the Beneficiary agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.	Cumulative Rights

No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time or at any time.

6.	Representations and Warranties
(a)	The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(b)	The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and do not conflict with any provision of law or any regulation or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(c)	No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority are required in connection with the execution, delivery and performance of this Guaranty.

(d)	This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
7.	Continuing Guaranty

This Guaranty shall remain in full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of the Beneficiary and its successors and permitted assigns, until all of the Obligations have been satisfied in full. In the event that any payment by BSE in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

8.	Notices

All notices in connection with this Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify the Beneficiary of in writing):
THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue, New York, New York 10179
Attention: Derivatives — 4th Floor
With a copy to: Legal — 6th Floor

9.	Governing Law

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine.

10.	Forum
With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), the Guarantor irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(ii)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.
11.	Amendment.
Neither this Guaranty nor any provision hereof may be changed, waived, amended or discharged or terminated without the consent of the Beneficiary whose interests would be thereby affected and, prior to the effective date of the Owens Corning Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in the Owens Corning Plan of Reorganization) and Caplin & Drysdale, chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in the Owens Corning Plan of Reorganization).
          IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

THE BEAR STEARNS COMPANIES INC.
By:
NAME:
Title:

EXHIBIT B
FORM OF LEGAL OPINION FOR ISSUER
1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.
2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.
4. Upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT C
FORM OF LEGAL OPINION FOR TRUST
1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.
2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1
LIST OF PERMISSIBLE BSIL TRANSFEREES/ASSIGNEES
1.	Bank of America, N.A.

2.	Deutsche Bank AG

3.	JPMorgan Chase Bank, N.A.

4.	Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

FORM OF GUARANTY
          GUARANTY, dated as of July 7, 2006 by THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the “Guarantor”), in favor of each Counterparty under the Transaction referred to below (collectively, the “Beneficiary”).
1.	Guaranty
(a)	Owens Corning, a Delaware corporation will initially be entering into the Transaction referred to below and will be succeeded, except to the extent otherwise provided in the Confirmation related to the Transaction, by the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization) and each such entity shall, for purposes of this Guaranty only, be the “Counterparty” under that Transaction (and thus the Beneficiary of this Guaranty, with all rights and privileges to enforce the same). To induce the Beneficiary to enter into a Transaction with Bear, Stearns International Limited (“BSE”) evidenced by the Confirmation dated the date hereof and the ISDA Master Agreement incorporated therein by reference each between Owens Corning and BSE (with Owens Corning to be succeeded by the Asbestos Personal Injury Trust, except to the extent otherwise provided in the Confirmation related to the Transaction) (“Master Agreement” and together with such Confirmation and any other Confirmation forming a part of that ISDA Master Agreement, the “Agreement”; terms capitalized but not otherwise defined herein being used herein as therein defined), the Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns, the prompt and complete payment and performance by BSE, on demand, of any amount due and payable to the Beneficiary from time to time under the Agreement, subject to any applicable grace period thereunder (the “Obligations”).

(b)	The Guarantor hereby waives acceptance (or notice of acceptance) of this Guaranty, diligence, promptness, presentment, demand on BSE for payment or performance, protest of nonpayment and all notices of any kind. In addition, the Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefor. The Beneficiary shall not be obligated to proceed against BSE before claiming under this Guaranty nor to file any claim relating to the Obligations in the event that BSE becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary so to file shall not affect the Guarantor’s obligations hereunder. The Guarantor agrees that its obligations under this Guaranty constitute a guaranty of payment and not of collection.
2.	Consents, Waivers and Renewals

The Guarantor agrees that the Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with BSE or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Beneficiary and BSE or any such other party or person, without in any way impairing or affecting this Guaranty. The Guarantor agrees that the Beneficiary may resort to the Guarantor for payment or performance of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

3.	Expenses

The Guarantor agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of Beneficiary’s counsel) incurred in the enforcement or protection of the rights of the Beneficiary hereunder; provided that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

4.	Subrogation

The Guarantor will not exercise any rights which it may acquire by way of subrogation until all Obligations to the Beneficiary shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all the Obligations in full, the Guarantor shall be subrogated to the rights of the Beneficiary against BSE and the Beneficiary agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.	Cumulative Rights

No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time or at any time.

6.	Representations and Warranties
(a)	The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(b)	The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and do not conflict with any provision of law or any regulation or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(c)	No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority are required in connection with the execution, delivery and performance of this Guaranty.

(d)	This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
7.	Continuing Guaranty

This Guaranty shall remain in full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of the Beneficiary and its successors and permitted assigns, until all of the Obligations have been satisfied in full. In the event that any payment by BSE in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

8.	Notices

All notices in connection with this Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify the Beneficiary of in writing):
THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue, New York, New York 10179
Attention: Derivatives — 4th Floor
With a copy to: Legal — 6th Floor

9.	Governing Law

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine.

12.	Forum
With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), the Guarantor irrevocably:

(iii)	submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(iv)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.
13.	Amendment.
Neither this Guaranty nor any provision hereof may be changed, waived, amended or discharged or terminated without the consent of the Beneficiary whose interests would be thereby affected and, prior to the effective date of the Owens Corning Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in the Owens Corning Plan of Reorganization) and Caplin & Drysdale, chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in the Owens Corning Plan of Reorganization).
          IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

THE BEAR STEARNS COMPANIES INC.
By:	/s/ Jeffrey M. Lipman
	Name:	Jeffrey M. Lipman
	Title:	Authorized Signatory